Exhibit 99.1

Infor Acquires Predictix

Following a Strategic Investment in January, Infor Completes Acquisition of

Predictix and Continues Push to Modernize the Retail Industry

NEW YORK – June 28, 2016 – Infor, a leading provider of beautiful business applications specialized by industry and built for the cloud, today announced the acquisition of Predictix, a ground-breaking provider of cloud-native, predictive, and machine-learning solutions for retailers. Predictix uses next-generation data science and big data analytics to help solve some of the most complex and challenging problems faced by retailers today. Predictix will become part of Infor CloudSuite Retail, a new modern suite of enterprise applications delivered in the cloud and designed for today’s retailing landscape. The acquisition comes six months after Infor announced an investment in Predictix.

“The synergies between Infor and Predictix were greater than we could have hoped, and we’ve come to appreciate a great cultural alignment where both teams have passionate people who work hard and want to make a difference in retail and beyond,” said Charles Phillips, CEO of Infor. “Buying out the other Predictix investors makes sense to bring the teams together and provide the scale and resources needed to accelerate the retail revolution.”

Atlanta-based Predictix experienced more than 40 percent growth in SaaS subscriptions in 2015, and is growing at 60% in 2016 following the investment by Infor. Predictix manages more than $60bn in weekly forecasts, with customers including The Home Depot and Whole Foods Market as well as 5 of the top 15 global retailers. LogicBlox, the company’s technology platform underlying all Predictix applications, revolutionizes the development of next-generation predictive and prescriptive applications, and has attracted funding from DARPA, the Defense Advanced Research Projects Agency.

“The past six months of collaboration between Infor and Predictix has delivered innovation at a pace never seen before in retail software, which is crucial as the industry battles disruption,” said Molham Aref, CEO of Predictix. “Becoming part of Infor will further accelerate our retail revolution by providing scale and integrating two teams that sit at the intersection of cloud, analytics, machine learning, and self-service.”

“From my point of view,” said Greg Girard, program director of omni-channel retail analytics at IDC Retail Insights, “long in the tooth time-series approaches to forecasting and analytics that inform pricing, assortment, promotion, and other demand shaping tactics have run their course. They fall far short of what’s needed today. They were designed and tuned for a different era – before elastic, scalable, subscription cloud environments, operationalized machine learning, inexpensive data storage, and the complexities, scale, and speed of omni-channel retail. Going forward leading retailers will take advantage of these advances for financial benefits, operational efficiencies, and customer loyalty.”

Selling Predictix investors include Marlin Equity Partners, Kinetic Ventures, and ITC Holding Company.

Details of how Infor and Predictix will work together were announced in January at the time of Infor’s original investment in Predictix, and are included again below.

Predictix software was built native to the cloud, harnessing its elastic supercomputer capabilities to solve complex problems on a massive scale and to deliver business benefits beyond those achievable from the cloud as a deployment model. Engineered with built-in science, Predictix applications feature machine learning and predictive (what will happen) and prescriptive (how to respond) analytics. Unlike legacy applications accessible only by select “super users,” Predictix is designed for people across the retail operation to easily configure and build models, driving greater user adoption and enabling greater agility. Predictix applications will be managed in the Infor cloud, which has grown to include more than 58 million users.

Modern Applications Built for 21st Century Retailing

Predictix will enable Infor to enhance CloudSuite Retail with modules that support:

•	Demand Forecasting – Using machine learning and the power of the elastic cloud to unlock a rich understanding of consumer demand at very granular levels not possible with legacy forecasting solutions. The benefits can be enormous for retailers, leading to as much as 25 to 50 percent accuracy improvement over legacy forecasting solutions. Predictix’s self-learning algorithms recognize patterns from unlimited amounts of data, becoming more accurate as data builds over time. Increasingly accurate Demand Forecasting facilitates more informed decisions in the execution systems, leading to higher sales and greater profitability.

•	Merchandise Financial Planning – Infor customers will be able to leverage Predictix’s self-service configuration tools which allow retailers and their users to configure the solution and ensure that they can customize processes that are unique to the company, empowering competitive differentiation, while also benefitting from Predictix’s embedded best practice process for Merchandise Financial Planning. The solution supports best in class global multi-currency and omni-channel retailers.

•	Assortment Planning / Category Management – Built specifically for the needs of fashion, grocery and specialty retailers to reflect the unique attributes and processes for each type of business, benefitting retailers with advanced analytics for localizing and optimizing company, cluster, market, and/or store-specific assortments. Retail leaders are already taking advantage of these unique characteristics in Predictix Assortment Planning solutions, driving as much as $15 – $20 million in annual benefit for every one billion dollars in sales.

•	Network Flow Optimization – Models a retailer’s entire supply chain network and all of the various flows in and out of it, considering billions of variables, depending on the size of the retailer, by leveraging the elastic cloud and predictive platform. The application then optimizes and determines how much to flow and when to flow between nodes and selects the most optimal modes of transportation to maximize profit.

•	Allocation & Markdown Optimization – Solves both allocation and markdown processes simultaneously to provide up to 20 percent greater revenues and profit. This proprietary technology leverages mathematical optimization to solve these problems holistically, yielding substantial retailer benefits.

Predictix supports multiple formats and types of retailing on a global scale, including online, brick-and-mortar, social, mobile, fashion, hardlines, mass-merchant, and grocery.

Integrating Predictix with the merchandising co-development being done with Whole Foods Market, Infor will bring planning and optimization together with merchandise execution. Infor and Predictix will share underlying technology to advance big data and machine learning (via the LogicBlox platform) across Infor products like Analytics and Sales & Operations Planning with Infor Dynamic Science Labs, and to enhance Infor Demand Management with cutting edge design (via Hook & Loop), enterprise social collaboration (via Infor Ming.leTM), and loosely-coupled, standards-based middleware (via Infor ION®).

Demand Management and CloudSuite Retail will also be integrated with Infor’s GT Nexus, the world’s largest cloud-based global commerce platform. This integration will provide unprecedented visibility into a retailer’s extended supply chain to manage production, and monitor goods in transit and at rest. The system will function as a virtual global control tower for the retailer, providing best responses to disruptions in the supply chain and recommending responses to minimize stock-outs and other negative consequences of irregularities.

Changing the Game with Cloud-native Predictive and Prescriptive Analytics

Key points of differentiation for Predictix include:

•	Comprehensive Planning and Optimization – Predictix unifies retail planning processes and links them to forecasting, pricing, and replenishment so retailers execute consistently and effectively, breaking down the silos inherent in traditional applications.

•	Localized, Optimized Assortments – Whether fashion, grocery, or hardlines, retailers leverage the underlying advanced analytics, cloud-native design, and powerful forecasting capabilities of Predictix assortment applications to deliver value not possible with traditional solutions.

•	Machine Learning-Driven Demand Insights – Machine learning unlocks a deeper and more detailed understanding of consumer demand by helping remove limits to data and analyzing thousands of attributes to discover hidden patterns, driving enormous benefits for retailers; the most challenging forecasts – promotions and new items, for example – see improvements of 25 to 50%.

•	Network Flow-Optimized Supply Chains – Predictix network flow optimization models map global supply chains and consider billions of variables, a scale only possible thanks to its cloud-native design and advanced underlying technology. Optimizing globally yields reduced inventories and simultaneously improves service levels in ways not possible with traditional solutions.

•	Cloud-Native Design – Predictix is built for the cloud, leveraging its power as an unlimited, elastic supercomputer to apply the latest machine learning and network optimization technologies to revolutionize global consumer insights and deliver them in real-time.

•	Highly Flexible, Configurable & Extensible – Predictix solutions are highly agile, with capability to configure unique solutions that speed time to value and enable retailers to express their unique strategies through highly flexible, tailored solutions that evolve rapidly and therefore don’t become obsolete – driving higher sales, higher margins, and lower costs on an ongoing basis.

•	Latest-Generation Technology – Predictix innovation extends to the technology underlying its solutions, the LogicBlox platform; cloud-native scalability and performance, a hybrid transactional/analytical database, fully declarative configuration, built-in predictive and prescriptive analytics, and a thoroughly modern web user experience.

About Infor Retail

Infor has 1,700 fashion and retail customers and has created a dedicated cloud business unit to support the retail industry. This unit comprises some of the best and brightest minds in retail software, with deep experience and understanding of the industry’s unique challenges. Approximately 500 employees are currently focused on the retail industry, including Infor CloudSuite Retail, which is being designed in New York City, infused with data science from Cambridge, Mass., and developed in St. Paul, Minn. Infor also provides leading human resources, financials, customer relationship management (CRM), enterprise asset management (EAM), social collaboration (Infor Ming.leTM), and Infor Analytics to the retail industry. To learn more visit www.inforretail.com.

About Predictix

Predictix solutions help its clients, which include 5 of the top 15 global retailers, change the game where it matters most – driving $10s to $100’s of millions in benefits by recommending the assortments customers want; interpreting, forecasting and shaping demand more precisely, and fulfilling the promise of omni-channel retail with cloud-native predictive and prescriptive analytics solutions. Predictix solutions for Merchandise Planning, Assortment and Category Management, Demand Forecasting, Price Optimization and Supply Chain Optimization are changing the way the world’s leading retailers do business.

About Infor

Infor builds beautiful business applications with last mile functionality and scientific insights for select industries delivered as a cloud service. With 14,000 employees and customers in more than 200 countries and territories, Infor automates critical processes for industries including healthcare, manufacturing, fashion, wholesale distribution, hospitality, retail, and public sector. Infor software helps eliminate the need for costly customization through embedded deep industry domain expertise. Headquartered in New York City, Infor is also home to one of the largest creative agencies in Manhattan, Hook & Loop, focused on delivering a user experience that is fun and engaging. Infor deploys its cloud applications primarily on the Amazon Web Services cloud and open source platforms. To learn more about Infor, please visit www.infor.com.

Infor customers include:

•	18 of the top 20 aerospace companies

•	8 of the top 10 high tech companies

•	10 of the top 10 pharmaceutical companies

•	22 of the 25 largest U.S. healthcare delivery networks

•	20 of the 20 largest U.S. cities

•	20 of the top 20 automotive suppliers

•	19 of the top 20 industrial distributors

•	18 of the top 20 global retailers

•	4 of the top 5 brewers

•	19 of the top 20 global banks

•	10 of the 10 largest global hotel brands

•	6 of the top 10 global luxury brands

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This announcement reflects the direction Infor may take with regard to the specific product(s) described herein, all of which is subject to change by Infor in its sole discretion, with or without notice to you. This announcement is not a commitment to you in any way and you should not rely on this document or any of its content in making any decision. Infor is not committing to develop or deliver any specified enhancement, upgrade, product or functionality, even if such is described in this announcement and even if such description is accompanied by words such as “anticipate,” “believe,” “expect,” “intend,” “may,” “plan,” “project,” “predict,” “should,” “will,” and/or similar expressions. Many factors can affect Infor’s product development plans and the nature, content and timing of future product releases, all of which remain in the sole discretion of Infor. This announcement, in whole or in part, may not be incorporated into any contractual agreement with Infor or its subsidiaries or affiliates. Infor expressly disclaims any liability with respect to this announcement.

For more information:

Dan Barnhardt

Infor

646-336-1731

Dan.Barnhardt@infor.com